Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi Chair, President & Chief Executive Officer	Justin T. Webb Chief Financial Officer
MID PENN BANCORP, INC. REPORTS FIRST QUARTER EARNINGS
AND DECLARES 62ND CONSECUTIVE QUARTERLY DIVIDEND

April 21, 2026 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") of $8.7 million, or $0.36 per basic and diluted common share, for the quarter ended March 31, 2026, compared to $13.7 million, or $0.71 per basic and diluted common share, for the first quarter of 2025. Adjusted earnings per common share, excluding non-recurring income and expenses(1), was $0.64 for the first quarter of 2026. Adjustments exclude $7.7 million of merger-related expenses and $370 thousand of non-recurring compensation expenses, net of tax.

Key Highlights of the First Quarter of 2026:

•On February 27, 2026, Mid Penn completed the acquisition of 1st Colonial Bancorp, Inc. ("1st Colonial"), which added total assets of $842.5 million, comprised primarily of $597.5 million of loans. Additionally, on January 1, 2026, Mid Penn completed the acquisition of Cumberland Advisors, Inc. ("Cumberland Advisors"), a registered investment advisory firm, with approximately $3.2 billion in assets under management, further expanding the Company's wealth management capabilities and fee-based revenue.
•Primarily driven by merger-related expenses associated with the 1st Colonial and Cumberland Advisors acquisitions, net income available to common shareholders was $8.7 million for the first quarter of 2026 compared to net income of $13.7 million for the first quarter of 2025. Earnings per basic and diluted common share for the first quarter of 2026 was $0.36, a decrease from $0.71 per both basic and diluted common share in the first quarter of 2025.
•On a non-GAAP basis, adjusted net income excluding non-recurring income and expenses(1) for the quarter ended March 31, 2026, increased 10.0% to $15.3 million, compared to $13.9 million, for the first quarter of 2025, while adjusted earnings per common share was $0.64 compared to $0.72, reflecting a higher weighted-average share count following the Company's recent acquisitions.
•Net interest margin increased to 3.80% for the quarter ended March 31, 2026, compared to 3.79% for the fourth quarter of 2025, and 3.37% for the first quarter of 2025. This represents a 1 and 43 basis point ("bp") increase compared to the fourth quarter of 2025 and first quarter of 2025, respectively. The increase, compared to the first quarter of 2025, was driven by higher loan and investment securities yields and a reduction in the cost of funds.
•Loan balances increased $647.1 million, or 54.0% (annualized), during the first quarter of 2026. Excluding $597.5 million of loans acquired in the 1st Colonial transaction, organic loan growth was $49.6 million, or 4.1% (annualized), from December 31, 2025. Total loans increased $1.0 billion, or 22.7%, to $5.5 billion at March 31, 2026, compared to $4.5 billion at March 31, 2025.
•Deposits increased $756.3 million, or 58.8% (annualized), during the first quarter of 2026, compared to a decrease of $128.1 million, or 9.5% (annualized), during the fourth quarter of 2025. Excluding $747.1 million of deposits acquired in the 1st Colonial transaction, organic deposits increased $9.3 million, or 0.7% (annualized), from December 31, 2025. Total deposits increased $1.2 billion, or 26.2%, to $6.0 billion at March 31, 2026, compared to $4.7 billion at March 31, 2025.

•The core efficiency ratio(1) was 63.52% in the first quarter of 2026, compared to 55.26% in the fourth quarter of 2025, and 62.79% in the first quarter of 2025. The increase reflects the near-term impact of integrating the 1st Colonial and Cumberland Advisors acquisitions, including incremental operating costs, with anticipated cost synergies to be realized over future periods.
•Book value per common share was $35.08 as of March 31, 2026, compared to $35.32 as of December 31, 2025, and $34.50 as of March 31, 2025. The modest decline from the prior quarter reflects the accounting impact of the 1st Colonial acquisition, including merger-related expenses and the issuance of common shares. Tangible book value per common share (1) was $27.56 as of March 31, 2026, compared to $28.76 and $27.58 as of December 31, 2025 and March 31, 2025, respectively, with the decline primarily reflecting the goodwill and other intangible assets recorded in connection with the 1st Colonial and Cumberland Advisors acquisitions, as well as the William Penn acquisition in 2025.
•As a result of the foregoing, the Board of Directors declared a cash dividend of $0.22 per common share, payable on May 15, 2026, to shareholders of record as of May 4, 2026.

(1) Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.

Chair, President and CEO Rory G. Ritrievi provided the following statement:

"As a result of the one-time M&A costs related to the finalization of the Cumberland Advisors and the 1st Colonial acquisitions, as well as other significant one-time expenses unrelated to M&A as discussed further within this release, the quarter was unusually noisy relative to analyst expectations.

However, with first quarter total revenues of $64.9 million and pre-provision net revenues of $12.9 million, we beat consensus estimates on both fronts. From a GAAP standpoint, our reported net income of $8.7 million also beat analyst consensus estimates.

Given the level of activity this quarter—including nearly $2 million of additional one-time, non-merger expenses —we are encouraged by our company’s revenue performance. Our relationship-focused calling team continues to drive net interest margin expansion in an increasingly competitive environment, and we are cautiously optimistic about both loan and deposit pipelines in the face of ongoing macroeconomic uncertainty. Further, noninterest income growth is strong, driven in no small part by the recent addition of Cumberland Advisors. Additionally, our experienced integration teams remain keenly focused on unlocking efficiencies in our recent merger activity, as projected over the coming quarters.

To reward our shareholders, we are happy to declare a quarterly cash dividend of $0.22 per common share, payable May 15, 2026, to shareholders of record as of May 4, 2026. We are also pleased to announce the reauthorization and expansion of our treasury stock repurchase program, which now accommodates up to an additional $50 million in repurchase activity."

Net Interest Income
For the three months ended March 31, 2026, net interest income was $55.3 million, compared to net interest income of $54.8 million for the three months ended December 31, 2025. Interest income for the quarter ended March 31, 2026, includes $2.4 million of loan accretion income related to fair value marks on acquired loans, which are accreted into interest income over the expected life of the assets. The tax-equivalent net interest margin(1) for the three months ended March 31, 2026 was 3.80% compared to 3.79% and 3.37% for the fourth quarter of 2025 and first quarter of 2025, respectively, representing a 1 bp increase from the fourth quarter of 2025, and a 43 bp increase compared to the same period in 2025.
The yield on interest-earning assets decreased to 5.75% for the quarter ended March 31, 2026, from 5.86% for the three months ended December 31, 2025, and increased from 5.65% for the three months ended March 31, 2025. The decrease from the fourth quarter of 2025 was primarily due to a higher average balance of lower-yielding Fed funds sold.
For the three months ended March 31, 2026, net interest income increased 30.0% to $55.3 million compared to net interest income of $42.5 million for the same period of 2025. The increase was primarily driven by a $10.3 million increase in interest income on loans, and a $2.0 million increase in interest income on investment securities, compared to the same period in 2025.
Average Balances
Average balances were impacted by the 1st Colonial acquisition which closed on February 27, 2026. Day one increases in loans, total assets, deposits, and total liabilities were approximately $581.8 million, $842.5 million, $746.9 million, and $751.7 million, respectively.
Average loans increased $238.9 million to $5.1 billion for the quarter ended March 31, 2026, compared to $4.8 billion for the quarter ended December 31, 2025, and increased $623.6 million compared to $4.5 billion for the quarter ended March 31, 2025.
Average deposits were $5.4 billion for the first quarter of 2026, reflecting an increase of $103.0 million, or 1.9%, compared to total average deposits of $5.3 billion in the fourth quarter of 2025, and an increase of $711.9 million, or 15.2%, compared to total average deposits of $4.7 billion for the first quarter of 2025, primarily due to the 1st Colonial and William Penn acquisitions and organic growth. The average cost of deposits was 2.09% for the first quarter of 2026, representing a 20 bp decrease from the fourth quarter of 2025, and a 35 bp decrease from the first quarter of 2025, respectively.
Cost of funds decreased to 2.12%, compared to 2.26% in the fourth quarter of 2025, primarily reflecting the repricing of higher-cost time deposits and money market accounts, as well as a favorable shift in the funding mix, including increased noninterest-bearing deposits added through the 1st Colonial acquisition.
Asset Quality
The total provision for credit losses, including benefit for credit losses on off-balance sheet credit exposures, was $1.6 million for the three months ended March 31, 2026, compared to the benefit for credit losses of $839 thousand for the three months ended December 31, 2025, and a provision for credit losses of $301 thousand for the three months ended March 31, 2025. The quarter-over-quarter change in the provision for credit losses was primarily driven by qualitative adjustments to the CRE owner-occupied portfolio, reflecting growth within that segment, offset by decreases due to higher prepayment speeds and a favorable economic forecast. Net charge offs for the three months ended March 31, 2026 were $1.0 million, or approximately 0.02% of total average loans.
The provision for credit losses on loans was $1.6 million for the three months ended March 31, 2026, an increase of $1.3 million compared to the provision for credit losses of $321 thousand for the three months ended March 31, 2025. The increase for the three months ended March 31, 2026 was primarily attributable to qualitative adjustments to several segments of the portfolio, offset by decreases due to a favorable economic forecast. The benefit for credit losses on off-balance sheet credit exposures was $54 thousand for the three months ended March 31, 2026, compared to $20 thousand for the three months ended March 31, 2025.
Allowance for credit losses - loans was 0.75%, 0.74%, and 0.80% of loans, net of unearned income at March 31, 2026, December 31, 2025, and March 31, 2025, respectively.
Total nonperforming assets were $38.1 million at March 31, 2026, compared to nonperforming assets of $30.8 million at December 31, 2025 and $25.4 million at March 31, 2025. The increase during the first quarter of 2026 was primarily driven by the addition of $7.4 million of nonaccrual loans from the 1st Colonial acquisition. Delinquency, measured as loans past due 30 days or more, as a percentage of total loans was 0.70% at March 31, 2026, compared to 0.69% and 0.50% as of December 31, 2025 and March 31, 2025, respectively.
Capital
Shareholders’ equity increased $73.3 million, or 9.0%, to $887.4 million as of March 31, 2026, from $814.1 million as of December 31, 2025. Retained earnings increased $2.5 million, or 1.1%, to $222.2 million as of March 31, 2026. Regulatory capital ratios for both Mid Penn and the Bank indicate regulatory capital levels in excess of both the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at March 31, 2026. Additionally, Mid Penn declared $6.2 million in dividends during the first quarter of 2026.
On April 21, 2026, Mid Penn’s Board of Directors authorized an increase to its treasury stock repurchase program ("the Program"), increasing the amount available to repurchase to $50.0 million of Mid Penn’s outstanding common stock through April 30, 2027. No shares were purchased during the three months ended March 31, 2026. As of March 31, 2026, Mid Penn repurchased a total of 519,891 shares of common stock at an average price of $23.65 per share under the Program.
Noninterest Income
For the three months ended March 31, 2026, noninterest income totaled $9.6 million, an increase of $2.3 million, or 32.0%, from $7.3 million for the fourth quarter of 2025. The increase was primarily driven by a $2.2 million increase in fiduciary and wealth management income from the Cumberland Advisors acquisition.
For the three months ended March 31, 2026, noninterest income totaled $9.6 million, an increase of $4.4 million, or 83.3%, compared to noninterest income of $5.2 million for the three months ended March 31, 2025. The increase is primarily driven by a $2.5 million increase in fiduciary and wealth management income, a $431 thousand increase in earnings from the cash surrender value of life insurance, a $1.3 million increase in other noninterest income, including a $558 thousand increase in death benefits received, and a $458 thousand increase in insurance commissions.
Noninterest Expense
For the three months ended March 31, 2026, noninterest expense totaled $52.0 million, an increase of $16.1 million, or 44.9%, compared to $35.8 million in the fourth quarter of 2025. The increase was primarily driven by a $7.8 million increase in merger and acquisition expenses, a $3.3 million increase in salaries and employee benefits, a $696 thousand increase in legal and professional fees, and a $2.3 million increase in other noninterest expense, primarily driven by a $1.5 million increase related to a change in methodology for LIHTC amortization, and $665 thousand in legal settlements.
For the three months ended March 31, 2026, noninterest expense totaled $52.0 million, an increase of $21.3 million, or 69.6%, compared to $30.6 million for the three months ended March 31, 2025.
Merger and acquisition expenses increased $7.4 million to $7.7 million for the three months ended March 31, 2026, driven by $7.2 million related to the 1st Colonial acquisition, $544 thousand related to the Cumberland Advisors acquisition, compared to $314 thousand in the same period of 2025.
Salaries and benefits increased $7.0 million for the three months ended March 31, 2026, compared to the same period in 2025. The increase is attributable to (i) the retail staff additions at the twelve retail locations added through the William Penn acquisition and three retail locations added through the 1st Colonial acquisition; (ii) the retention of various William Penn and 1st Colonial team members through the completion of systems integrations; and (iii) the addition of staff members from the Cumberland Advisors acquisition.
Software licensing and utilization costs increased $1.0 million for the three months ended March 31, 2026, compared to the same period in 2025. The increase reflects additional costs to (i) license the additional William Penn and 1st Colonial branches; and (ii) upgrade internal systems, including network storage, cybersecurity, and data security enhancements in response to the Bank's larger size and increased IT complexity.
Occupancy expenses increased $979 thousand for the three months ended March 31, 2026, compared to the same period in 2025. The increase was driven by the facility operating costs of the additional retail locations added through the William Penn, 1st Colonial, and Cumberland Advisors acquisitions.

The core efficiency ratio(1) was 63.5% for the first quarter of 2026, compared to 55.3% for the fourth quarter of 2025 and 62.8% for the first quarter of 2025. The change in the core efficiency ratio during the first quarter of 2026 compared to the fourth quarter of 2025 was primarily driven by higher core noninterest expenses associated with the addition of 1st Colonial, including incremental personnel and operating costs, which more than offset growth in net interest income. The Company continues to evaluate opportunities to achieve cost synergies as integration progresses.
1st Colonial Acquisition
On February 27, 2026, Mid Penn completed its acquisition of 1st Colonial through the merger of 1st Colonial with and into Mid Penn.
Each share of 1st Colonial common stock issued and outstanding as of February 27, 2026, was converted into the right to receive either 0.695 shares of Mid Penn common stock and cash in lieu of fractional shares or $18.50 per share of 1st Colonial common stock. Mid Penn issued approximately 2,111,076 shares of Mid Penn common stock and paid holders of 1st Colonial common stock approximately $37.5 million in cash. Mid Penn also recorded Goodwill of $15.3 million, and a core deposit intangible asset of $17.3 million as a result of this acquisition.
Cumberland Advisors Acquisition
On January 1, 2026, Mid Penn completed its acquisition of Cumberland Advisors, Inc., a registered investment advisory firm headquartered in Sarasota, Florida, with approximately $3.2 billion in assets under management.
Each share of Cumberland Advisors common stock issued and outstanding as of January 1, 2026 was converted into the right to receive 17.79 shares of Mid Penn common stock or $539.22 for each share of Cumberland Advisors common stock owned. As a result of the acquisition, Mid Penn paid holders of Cumberland Advisors common stock approximately $1.7 million in cash and issued approximately 127,009 shares of Mid Penn common stock. Mid Penn also recorded Goodwill of $5.1 million, customer list intangible assets of $2.1 million, and non-compete intangible assets of $219 thousand as a result of this acquisition.
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document. Non-GAAP financial measure.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements, the possibility that the anticipated benefits of a transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in legacy Mid Penn and target markets; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of a transaction; the ability to complete the integration of Mid Penn and its target successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with a transaction; and other factors that may affect the future results of Mid Penn.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025
Ending Balances:
Investment securities	$830,499	$769,045	$781,888	$769,211	$634,044
Loans, net of unearned income	5,509,940	4,862,838	4,821,134	4,832,898	4,491,167
Total assets	6,964,809	6,133,896	6,267,349	6,354,543	5,546,026
Total deposits	5,970,967	5,214,663	5,342,720	5,449,664	4,732,202
Shareholders' equity	887,405	814,058	796,323	775,708	667,933
Average Balances:
Investment securities	783,768	774,962	782,020	652,105	639,580
Loans, net of unearned income	5,083,240	4,844,308	4,804,163	4,724,638	4,459,679
Total assets	6,393,011	6,202,310	6,385,751	6,036,045	5,491,763
Total deposits	5,393,592	5,290,598	5,468,144	5,159,754	4,681,708
Shareholders' equity	845,553	803,093	783,547	670,491	660,964

	Three Months Ended
Income Statement:	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025
Net interest income	$55,250	$54,751	$53,629	$48,206	$42,509
Provision/(benefit) for credit losses (4)	1,594	(839)	(434)	2,269	301
Noninterest income	9,604	7,277	8,183	6,143	5,239
Noninterest expense	51,959	35,848	37,982	47,798	30,642
Income before provision for income taxes	11,301	27,019	24,264	4,282	16,805
Provision/(benefit) for income taxes	2,595	7,572	5,967	(480)	3,063
Net income available to shareholders	8,706	19,447	18,297	4,762	13,742
Net income excluding non-recurring income and expenses (1)	15,294	19,224	17,772	15,074	13,907

Per Share:
Basic earnings per common share	$0.36	$0.84	$0.80	$0.22	$0.71
Diluted earnings per common share	0.36	0.83	0.79	0.22	0.71
Cash dividends declared	0.22	0.22	0.20	0.20	0.20
Book value per common share	35.08	35.32	34.56	33.85	34.50
Tangible book value per common share (1)	27.56	28.76	27.96	27.22	27.58

Asset Quality:
Net charge-offs/(recoveries) to average loans (3)	0.084%	0.038%	0.008%	0.069%	(0.0003%)
Non-performing loans to total loans	0.54	0.47	0.37	0.38	0.54
Non-performing asset to total loans and other real estate	0.69	0.63	0.57	0.58	0.57
Non-performing asset to total assets	0.55	0.50	0.44	0.44	0.46
ACL on loans to total loans	0.75	0.74	0.77	0.78	0.80
ACL on loans to nonperforming loans	138.68	157.25	207.92	206.49	149.05

Profitability:
Return on average assets (3)	0.55%	1.24%	1.14%	0.32%	1.01%
Return on average equity (3)	4.18	9.61	9.26	2.85	8.43
Return on average tangible common equity (1) (3)	5.82	12.29	11.95	4.05	10.84
Tax-equivalent net interest margin	3.80	3.79	3.60	3.44	3.37
Core Efficiency ratio (1)	63.52	55.26	58.80	62.56	62.79

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	11.4%	11.0%	10.4%	10.6%	10.2%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	12.7	13.5	13.9	12.8	12.0
Tier 1 Capital (to Risk Weighted Assets) (2)	12.7	13.5	13.9	12.8	12.0
Total Capital (to Risk Weighted Assets) (2)	13.5	14.3	15.5	14.4	13.8
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.
(2)Regulatory capital ratios as of March 31, 2026 are preliminary estimates while prior period ratios are actual.
(3)Annualized ratio
(4)Includes $2.3 million related to non-PCD loans acquired in the William Penn acquisition on April 30, 2025. This amount reflects accounting guidance in effect prior to the Company's adoption of ASU 2025-08, under which the allowance for certain purchased loans was recognized through provision expense.

CONSOLIDATED BALANCE SHEETS (Unaudited):

(Dollars in thousands, except share data)	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025
ASSETS
Cash and due from banks	$60,967	$46,695	$18,013	$52,671	$47,688
Interest-bearing balances with other financial institutions	19,383	29,178	24,736	22,828	16,880
Federal funds sold	60,840	23,045	214,420	261,353	42,686
Total cash and cash equivalents	141,190	98,918	257,169	336,852	107,254
Investment Securities:
Held to maturity, at amortized cost	340,957	347,285	354,094	364,029	375,115
Available for sale, at fair value	484,130	416,314	427,352	404,745	258,493
Equity securities available for sale, at fair value	5,412	5,446	442	437	436
Loans held for sale	16,554	3,668	6,085	6,101	6,851
Loans, net of unearned income	5,509,940	4,862,838	4,821,134	4,832,898	4,491,167
Less: Allowance for credit losses	(41,105)	(36,091)	(37,337)	(37,615)	(35,838)
Net loans	5,468,835	4,826,747	4,783,797	4,795,283	4,455,329

Premises and equipment, net	49,611	48,742	48,491	47,732	40,328
Operating lease right of use asset	16,803	15,169	15,700	15,026	9,402
Finance lease right of use asset	2,323	2,368	2,413	2,458	2,503
Cash surrender value of life insurance	116,474	95,351	95,015	94,770	51,351
Restricted investment in bank stocks	10,081	7,576	6,737	7,110	6,660
Accrued interest receivable	32,958	29,640	29,705	28,546	27,263
Deferred income taxes	23,798	21,416	27,475	35,333	21,800
Goodwill	157,121	136,620	136,620	135,473	128,160
Core deposit and other intangibles, net	33,013	14,657	15,586	16,531	5,814
Foreclosed assets held for sale	8,420	7,806	9,346	9,816	1,402
Other assets	57,129	56,173	51,322	54,301	47,865
Total Assets	$6,964,809	$6,133,896	$6,267,349	$6,354,543	$5,546,026

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$933,497	$834,013	$836,374	$857,072	$788,316
Interest-bearing transaction accounts	3,357,497	2,829,175	2,852,361	2,770,877	2,368,837
Time	1,679,973	1,551,475	1,653,985	1,821,715	1,575,049
Total Deposits	5,970,967	5,214,663	5,342,720	5,449,664	4,732,202

Short-term borrowings	31,500	20,833	—	—	25,000
Long-term debt	3,021	23,139	23,258	23,374	23,489
Subordinated debt and trust preferred securities	—	—	37,149	37,303	45,587
Operating lease liability	17,186	15,405	15,973	15,342	9,765
Accrued interest payable	12,195	10,942	16,460	13,421	12,900
Other liabilities	42,535	34,856	35,466	39,731	29,150
Total Liabilities	6,077,404	5,319,838	5,471,026	5,578,835	4,878,093

Shareholders' Equity:
Common stock, par value $1.00 per share; 40.0 million shares authorized	25,817	23,567	23,551	23,419	19,803
Additional paid-in capital	659,883	589,421	588,405	584,291	480,866
Retained earnings	222,154	219,685	205,320	191,574	191,469
Accumulated other comprehensive loss	(8,157)	(6,323)	(8,907)	(11,756)	(14,163)
Treasury stock	(12,292)	(12,292)	(12,046)	(11,820)	(10,042)
Total Shareholders’ Equity	887,405	814,058	796,323	775,708	667,933
Total Liabilities and Shareholders' Equity	$6,964,809	$6,133,896	$6,267,349	$6,354,543	$5,546,026

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025
INTEREST INCOME
Loans, including fees	$76,798	$76,916	$76,262	$72,469	$66,537
Investment securities:
Taxable	6,501	6,590	6,614	4,637	4,460
Tax-exempt	297	320	331	344	348
Other interest-bearing balances	110	135	196	142	138
Federal funds sold	220	1,179	3,463	2,428	261
Total Interest Income	83,926	85,140	86,866	80,020	71,744
INTEREST EXPENSE
Deposits	27,848	29,930	32,631	30,981	28,264
Short-term borrowings	702	5	—	86	290
Long-term and subordinated debt	126	454	606	747	681
Total Interest Expense	28,676	30,389	33,237	31,814	29,235
Net Interest Income	55,250	54,751	53,629	48,206	42,509
Net (benefit)/provision for credit losses (1)	1,594	(839)	(434)	2,269	301
Net Interest Income After Provision for Credit Losses	53,656	55,590	54,063	45,937	42,208
NONINTEREST INCOME
Fiduciary and wealth management	3,661	1,412	1,340	1,406	1,140
ATM debit card interchange	1,035	1,053	1,019	958	919
Service charges on deposits	636	634	647	652	562
Mortgage banking	314	552	1,013	676	591
Mortgage hedging	81	(22)	50	(7)	(9)
Net gain on sales of SBA loans	163	100	—	63	57
Earnings from cash surrender value of life insurance	705	609	605	491	274
Net gain on sales of investment securities	—	10	—	—	—
Other	3,009	2,929	3,509	1,904	1,705
Total Noninterest Income	9,604	7,277	8,183	6,143	5,239
NONINTEREST EXPENSE
Salaries and employee benefits	23,346	20,026	20,941	20,753	16,309
Software licensing and utilization	3,598	3,406	3,310	3,272	2,574
Occupancy, net	3,253	2,624	2,642	2,365	2,274
Equipment	1,553	1,435	1,248	1,248	1,094
Shares tax	964	245	1,006	606	919
Legal and professional fees	1,688	992	1,070	993	826
ATM/card processing	757	771	557	621	733
Intangible amortization	1,300	930	944	744	428
FDIC Assessment	800	1,046	422	994	990
Loss/(gain) on sale or write-down of foreclosed assets, net	491	203	471	—	(28)
Merger and acquisition (2)	7,723	(39)	233	11,011	314
Other	6,486	4,209	5,138	5,191	4,209
Total Noninterest Expense	51,959	35,848	37,982	47,798	30,642
INCOME BEFORE PROVISION FOR INCOME TAXES	11,301	27,019	24,264	4,282	16,805
Provision/(benefit) for income taxes	2,595	7,572	5,967	(480)	3,063
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$8,706	$19,447	$18,297	$4,762	$13,742

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.36	$0.84	$0.80	$0.22	$0.71
Diluted Earnings Per Common Share	0.36	0.83	0.79	0.22	0.71
Cash Dividends Declared	0.22	0.22	0.20	0.20	0.20
(1)     Includes $2.3 million related to non-PCD loans acquired in the William Penn acquisition on April 30, 2025. This amount reflects accounting guidance in effect prior to the Company's adoption of ASU 2025-08, under which the allowance for certain purchased loans was recognized through provision expense.
(2)    Includes release of merger and acquisition accruals related to William Penn acquisition in the fourth quarter of 2025.

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)
ASSETS:
Interest Bearing Balances	$19,647	$110	2.27%	$21,590	$135	2.48%	$20,794	$138	2.69%
Investment Securities:
Taxable	715,209	6,486	3.68	711,663	6,477	3.61	569,800	4,309	3.07
Tax-Exempt	68,559	297	1.76	63,299	320	2.01	69,780	348	2.02
Total Securities	783,768	6,783	3.51	774,962	6,797	3.48	639,580	4,657	2.95

Federal Funds Sold	16,994	220	5.25	115,298	1,179	4.06	23,754	261	4.46
Loans, Net of Unearned Income	5,083,240	76,798	6.13	4,844,308	76,916	6.30	4,459,679	66,537	6.05
Restricted Investment in Bank Stocks	10,864	15	0.56	6,775	113	6.62	7,101	151	8.62
Total Earning Assets	5,914,513	83,926	5.75	5,762,933	85,140	5.86	5,150,908	71,744	5.65

Cash and Due from Banks	55,545			45,031			39,916
Other Assets	422,953			394,346			300,939
Total Assets	$6,393,011			$6,202,310			$5,491,763

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,382,567	$5,417	1.59%	$1,269,387	$5,546	1.73%	$1,051,325	$4,681	1.81%
Money Market	1,216,581	7,470	2.49	1,256,345	8,446	2.67	1,027,355	6,941	2.74
Savings	363,593	300	0.33	322,606	61	0.08	260,965	54	0.08
Time	1,579,915	14,661	3.76	1,597,442	15,877	3.94	1,589,083	16,588	4.23
Total Interest-bearing Deposits	4,542,656	27,848	2.49	4,445,780	29,930	2.67	3,928,728	28,264	2.92

Short term borrowings	71,111	702	4.00	226	5	8.78	24,892	290	4.72
Long-term debt	11,733	126	4.36	23,185	257	4.40	23,533	257	4.43
Subordinated debt and trust preferred securities	—	—	—	15,690	197	4.98	45,662	424	3.77
Total Interest-bearing Liabilities	4,625,500	28,676	2.51	4,484,881	30,389	2.69	4,022,815	29,235	2.95

Noninterest-bearing Demand	850,936			844,818			752,980
Other Liabilities	71,022			69,518			55,004
Shareholders' Equity	845,553			803,093			660,964
Total Liabilities & Shareholders' Equity	$6,393,011			$6,202,310			$5,491,763

Net Interest Income		$55,250			$54,751			$42,509
Taxable Equivalent Adjustment (1)		236			243			242
Net Interest Income (taxable equivalent basis)		$55,486			$54,994			$42,751

Total Yield on Earning Assets			5.75%			5.86%			5.65%
Cost of funds			2.12%			2.26%			2.48%
Rate on Supporting Liabilities			2.51			2.69			2.95
Average Interest Spread			3.24			3.17			2.70
Tax-Equivalent Net Interest Margin			3.80			3.79			3.37
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.
(2)Annualized ratios

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025
Allowance for Credit Losses on Loans:
Beginning balance	$36,091	$37,337	$37,615	$35,838	$35,514

Allowance for credit losses on loans acquired	4,415	—	—	343	—

Loans Charged off
Commercial real estate
CRE Nonowner Occupied	(499)	(394)	—	(691)	—
CRE Owner Occupied	—	(346)	—	—	—
Multifamily	—	—	—	—	—
Farmland	—	—	—	—	—
Commercial and industrial	—	—	(91)	(203)	—
Construction
Residential Construction	—	—	—	—	—
Other Construction	—	—	—	—	—
Residential mortgage
1-4 Family 1st Lien	—	—	—	—	—
1-4 Family Rental	(13)	—	—	—	—
HELOC and Junior Liens	—	—	—	—	—
Consumer	(641)	(28)	(40)	(15)	(15)
Total loans charged off	(1,153)	(768)	(131)	(909)	(15)
Recoveries of loans previously charged off
Commercial real estate
CRE Nonowner Occupied	—	294	9	1	1
CRE Owner Occupied	93	—	—	—	—
Multifamily	—	—	—	—	—
Farmland	—	—	—	—	—
Commercial and industrial	—	—	—	3	6
Construction
Residential Construction	—	—	—	—	—
Other Construction	—	—	—	—	—
Residential mortgage
1-4 Family 1st Lien	2	2	3	83	2
1-4 Family Rental	—	—	—	—	—
HELOC and Junior Liens	—	—	—	—	—
Consumer	9	7	28	11	9
Total loans recovered	104	303	40	98	18
Balance before provision	39,457	36,872	37,524	35,370	35,517
Provision/(benefit) for credit losses - loans (1)	1,648	(781)	(187)	2,245	321
Balance, end of quarter	$41,105	$36,091	$37,337	$37,615	$35,838
Nonperforming Assets
Total nonaccrual loans	$29,641	$22,951	$17,957	$18,216	$24,045

Foreclosed real estate	8,420	7,806	9,346	9,816	1,402
Total nonperforming assets	38,061	30,757	27,303	28,032	25,447

Accruing loans 90 days or more past due	—	—	160	—	3
Total risk elements	$38,061	$30,757	$27,463	$28,032	$25,450
(1)    Includes $2.3 million related to non-PCD loans acquired in the William Penn acquisition on April 30, 2025. This amount reflects accounting guidance in effect prior to the Company's adoption of ASU 2025-08, under which the allowance for certain purchased loans was recognized through provision expense.

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Adjusted earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The core efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables below.

Tangible Book Value Per Common Share

(Dollars in thousands, except per share data)	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025

Shareholders' Equity	$887,405	$814,058	$796,323	$775,708	$667,933
Less: Goodwill	157,121	136,620	136,620	135,473	128,160
Less: Core Deposit and Other Intangibles	33,013	14,657	15,586	16,531	5,814
Tangible Equity	$697,271	$662,781	$644,117	$623,704	$533,959

Common Shares Outstanding	25,296,763	23,047,203	23,039,223	22,915,194	19,362,094

Tangible Book Value per Share	$27.56	$28.76	$27.96	$27.22	$27.58

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025

Net Income Available to Common Shareholders	$8,706	$19,447	$18,297	$4,762	$13,742
Less: BOLI Death Benefit Income	331	223	71	1	83
Less: Recoveries on loans previously acquired in business combinations (1)	—	—	534	—	—
Less: Swap cancellation gain	—	83	279	—	—
Less: Gain on the closing of an investment of a reinsurance entity acquired from another institution	—	—	420	—	—
Less: Gain on sale of pension assets	—	192	—	—	—
Plus: Merger and Acquisition Expenses (2)	7,723	(39)	233	11,011	314
Plus: Compensation expense for accelerated vesting of stock options and restricted stock awards	370	314	753	2,043	—
Plus: Legal settlement expense	665	—	—	—	—
Less: Tax Effect of Non-Recurring Expenses	1,839	—	207	2,741	66
Net Income Excluding Non-Recurring Income and Expenses	$15,294	$19,224	$17,772	$15,074	$13,907

Weighted-average Shares Outstanding	23,949,008	23,045,983	23,005,504	21,566,617	19,355,867

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses	$0.64	$0.83	$0.77	$0.70	$0.72
(1)    These recoveries are recognized in noninterest income rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment, as expected credit losses on acquired loans were reflected in fair value adjustments at the acquisition date.
(2)     Includes release of merger and acquisition accruals related to William Penn acquisition in Q4 2025.

Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025

Net income available to common shareholders	$8,706	$19,447	$18,297	$4,762	$13,742
Plus: Intangible amortization, net of tax	1,027	735	746	588	338
	9,733	20,182	19,043	5,350	14,080

Average shareholders' equity	845,553	803,093	783,547	670,491	660,964
Less: Average goodwill	147,021	136,620	135,486	130,824	128,160
Less: Average core deposit and other intangibles	20,835	14,969	16,003	9,824	6,023
Average tangible common shareholders' equity	$677,697	$651,504	$632,058	$529,843	$526,781

Return on average tangible common equity(1)	5.82%	12.29%	11.95%	4.05%	10.84%
(1) Annualized ratio

Core Efficiency Ratio (Non-GAAP)

	Three Months Ended
(Dollars in thousands)	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025

Noninterest expense	$51,959	$35,848	$37,982	$47,798	$30,642
Less: Merger and acquisition expenses (1)	7,723	(39)	233	11,011	314
Less: Compensation expense for accelerated vesting of stock options and restricted stock awards	370	314	753	2,043	—
Less: Intangible amortization	1,300	930	944	744	428
Less: Loss/(gain) on sale or write-down of foreclosed assets, net	491	203	471	—	(28)
Less: Other expenses on foreclosed assets	427	445	—	—	—
Less: Legal settlement expense	665	—	—	—	—
Efficiency ratio numerator	40,983	33,995	35,581	34,000	29,928

Net interest income	55,250	54,751	53,629	48,206	42,509
Noninterest income	9,604	7,277	8,183	6,143	5,239
Less: BOLI Death Benefit	331	223	71	1	83
Less: Recoveries on loans previously acquired in business combinations (2)	—	—	534	—	—
Less: Swap cancellation gain	—	83	279	—	—
Less: Gain on the closing of an investment of a reinsurance entity acquired from another institution	—	—	420	—	—
Less: Gain on sale of pension assets	—	192	—	—	—
Less: Net gain on sales of investment securities	—	10	—	—	—
Efficiency ratio denominator	$64,523	$61,520	$60,508	$54,348	$47,665

Core efficiency ratio	63.52%	55.26%	58.80%	62.56%	62.79%

Tax effect on non-GAAP adjustments (3)	236	243	245	245	242
Tax-effected core efficiency ratio	63.29%	55.04%	58.57%	62.28%	62.47%
(1)    Includes release of merger and acquisition accruals related to William Penn acquisition in Q4 2025.
(2)    These recoveries are recognized in noninterest income rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment, as expected credit losses on acquired loans were reflected in fair value adjustments at the acquisition date.
(3)    Tax effected using a 21% statutory federal tax rate.